EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Wynn Resorts, Limited on Form S-3 of our report dated March 5, 2004 appearing in the Annual Report on Form 10-K of Wynn Resorts, Limited for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

Las Vegas, Nevada

March 29, 2004